EXHIBIT 21.1

LIST OF SUBSIDIARIES

RSI Systems, Ltd. (organized under the laws of the United Kingdom)
Viseon PVT, Inc. (incorporated under the laws of the State of Nevada, U.S.)
VMN, LLC (a limited liability company organized under the laws of Nevada, U.S.)